                                                                      EXHIBIT 12

                    THE COASTAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                    SIX MONTHS
                                                                       ENDED
                               YEAR ENDED DECEMBER 31,               JUNE 30,
                         ----------------------------------------  --------------
                          1990    1991     1992     1993    1994    1994    1995
                         ------  -------  -------  ------  ------  ------  ------
Earnings:
  Pretax earnings (loss)
   from continuing
   operations........... $420.3  $  (1.1) $(198.5) $199.2  $324.6  $189.5  $153.9
  Fixed charges,
   excluding capitalized
   interest--see below..  488.4    480.5    525.1   481.7   433.9   213.7   227.1
                         ------  -------  -------  ------  ------  ------  ------
  Earnings.............. $908.7   $479.4  $ 326.6  $680.9  $758.5  $403.2  $381.0
                         ======  =======  =======  ======  ======  ======  ======
Fixed Charges:
  Interest expense...... $448.6   $437.8  $ 485.2  $442.5  $407.8  $199.5  $212.5
  Interest factor, in-
   cluded in rentals....   27.8     32.7     30.9    32.7    24.0    12.0    14.6
  Dividends on preferred
   stock of
   subsidiaries.........   12.0     10.0      9.0     6.5     2.1     2.2      --
                         ------  -------  -------  ------  ------  ------  ------
  Fixed charges,
   excluding capitalized
   interest.............  488.4    480.5    525.1   481.7   433.9   213.7   227.1
  Capitalized interest..   13.2     22.1     10.7     8.4     8.3     4.1     3.2
                         ------  -------  -------  ------  ------  ------  ------
  Fixed charges......... $501.6   $502.6  $ 535.8  $490.1  $442.2  $217.8  $230.3
                         ======  =======  =======  ======  ======  ======  ======
Ratio of earnings to
 fixed charges..........   1.81x      --       --    1.39x   1.72x   1.85x   1.65x
                         ======  =======  =======  ======  ======  ======  ======

  For the years ended December 31, 1991 and 1992, earnings were less than fixed charges by $23.2 million and $209.2 million, respectively.